EXHIBIT 99.1

NEWS RELEASE for August 20, 2003 at 7:30 AM PDT

Investors:	Media:	ChromaVision Medical Systems, Inc.:
	Matt Clawson Aaron Kwittken	Stephen T. D. Dixon
Allen & Caron, Inc.	Euro RSCG Middleberg	Executive Vice President & CFO
(949) 474-4300	(212) 699-2788	(888) 443-3310

CHROMAVISION REPORTS CHANGES IN ORGANIZATION STRUCTURE

SAN JUAN CAPISTRANO, Calif. (August 20, 2003) – ChromaVision Medical Systems, Inc. (Nasdaq: CVSN), the leading provider of automated cell-imaging systems and manufacturer of the ACIS® digital microscope system, today announced that its Board of Directors has made several changes to the Company’s organizational structure aimed at making ChromaVision more efficient and better focused on its critical objectives. The Company said the changes involve a reduction in force of approximately 30 employees, or 30 percent of its total workforce, that will result in an estimated $600,000 or $.02 per share charge to earnings in the third quarter of 2003.

“We believe these changes will align the Company’s cost structure more favorably with the current volume of sales activity,” said Michael F. Cola, the Chairman of ChromaVision’s Board of Directors and a Managing Director of Safeguard Scientifics, Inc. Cola continued, “At the same time, we have allowed sufficient resources for the Company to support its customers, to maintain its competitive advantage and to continue to progress with its key priorities in the areas of biopharma collaboration, application development for new services and critical outcome studies.”

     The Company also announced that Carl W. Apfelbach will resign from his position as President and Chief Executive Officer of the Company effective September 1, 2003 to pursue other interests. Cola said that Michael G. Schneider has been promoted to Chief Operating Officer and will assume leadership of the company while a national search for a new Chief Executive Officer is underway. Schneider, 53, and a veteran of more than 25 years of experience in manufacturing and service management, came to ChromaVision in 1995 as Vice President of Manufacturing and Service. He was named Vice President of Operations in April 2001 and Senior Vice President of Operations last January. Prior to coming to ChromaVision, Schneider worked for Kodak Health Imaging Systems Inc.

About ChromaVision Medical Systems, Inc.

     ChromaVision Medical Systems, Inc., based in San Juan Capistrano, California, develops innovative medical systems to improve anatomic pathology diagnostics through accuracy, standardization and quantitation. ChromaVision’s ACIS® (pronounced a-sis) or automated cellular imaging system is a unique patented technology that detects, counts and classifies cells of clinical interest based on color, size and shape to assist pathologists in making critical medical decisions. Peer-reviewed clinical data and publications have

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CHROMAVISION REPORTS ORGANIZATIONAL CHANGES
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demonstrated that the ACIS digital microscope and proprietary software can considerably improve accuracy and consistency over other methods of laboratory testing. ChromaVision’s mission is to improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe have adopted the company’s technology.

     ChromaVision and ACIS are registered trademarks of ChromaVision. For more information, visit www.chromavision.com.

About Safeguard Scientifics, Inc.

     ChromaVision is a majority owned subsidiary of Safeguard Scientifics (NYSE: SFE). Safeguard Scientifics, Inc. is an operating company creating long-term value by taking controlling interest in and developing its companies through superior operations and management. Safeguard operates businesses that provide business decision and life science software-based product and service solutions. For more information, visit www.safeguard.com.

The statements contained herein regarding ChromaVision Medical Systems, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system. Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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